EXHIBIT 12B

                               SIGCORP, Inc.

 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                For the Five Years Ended December 31, 1997
                          1997      1996      1995     1994      1993
 (in thousands)
Earnings as Defined
Net income (Note 1)       $47,237   $44,361   $39,624  $41,025   $39,588
Add:
 Income Taxes:
   Current:
     Federal               24,387     8,743     7,031   15,257     5,880
     State                  3,961     1,891     1,601    2,519     1,310
   Deferred, net:
     Federal               (2,858)   10,967     7,771      (80)    9,682
     State                   (172)    1,805     1,385      314     1,581
   Deferred investment
    tax credit, net        (1,457)   (1,443)   (1,556)  (1,846)   (1,868)
 Interest on long-term
  debt, net of AFUDC
   borrowed                18,999    17,987    18,168   16,546    17,012
 Amortization of premium,
  discount and expense
  on debt                     671       690       694      852       773
 Interest on short-term
  debt                      1,519     2,387     1,905    1,589       747
 Interest component of
  rent expense (Note 2)       695       682       565      416       405
 Earnings as defined      $92,982   $88,070   $77,188  $76,592   $75,110
Fixed Charges as Defined
 Interest on long-term
  debt                    $19,797   $18,432   $18,789  $18,604   $18,437
 Amortization of premium,
  discount and expense
  on debt                     671       690       694      852       773
 Interest on short-
  term debt                 1,519     2,387     1,905    1,589       747
 Interest component of
  rent expense (Note 2)       695       682       565      416       405
 Preferred stock
 dividends (pretax)         1,097     1,097     1,099    1,105     1,105
   Fixed charges as
    defined               $23,779   $23,288   $23,052  $22,566   $21,467
Ratio of Earnings to
 Fixed Charges (Note 3)      3.91      3.78      3.35     3.39      3.50

NOTES:
<F1> Net income, as defined, is before preferred dividend
requirements.
<F2> One-third of rentals represents a reasonable
approximation of the interest factor.
<F3> The ratios shown above do not reflect the fixed charge
component in SIGECO's power contract with OVEC . Inclusion of the component in the computation would not have a significant effect on the ratios.